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                                                                    Exhibit 10.3



                            HALPERN CAPITAL ADVISORS
                      A division of Magna Securities Corp.

                         575 Lexington Avenue, 4th Floor
                               New York, NY 10022
                               Phone: 212-527-7540
                                Fox 212-627-7543
                       Email: bhalpern@halperncapital.com



September 27, 2000

Auspex Systems, Inc.
2800 Scott Blvd
Building D
Santa Clara, CA 95050

Attention: Gary Sbona

Gentlemen,

        This letter agreement (this "Agreement") will confirm the understanding and agreement between Auspex Systems, Inc. (Auspex) and Halpern Capital Advisors
(HCA), a division of Magna Securities Corp., an SEC registered broker-dealer, as follows:

        1. Auspex hereby engages HCA to provide capital raising services in connection with a private placement of equity securities (the "'private placement"). HCA shall use its best efforts to raise capital from investors pursuant to the terms and conditions of the private placement and in accordance with all applicable laws governing private placement transactions. If requested by Auspex, HCA will advise Auspex generally with respect to any financial transactions or related matters that may arise in connection with the private placement,

        2. As compensation for the capital raising services rendered by HCA pursuant to this Agreement, Auspex shall pay to HCA the following fees:

               (a) a 5% cash payment fee payable on the aggregate dollar amount of funds raised pursuant to the private placement;

               (b) warrants to purchase an amount of common stock equal to 5% of the total number of shares of common stock issued pursuant to the private placement.

Under the compensation arrangement, Auspex shall pay to HCA a cash payment equal to 5% of $90,143,088 or the precise amount of $4,507,154.40. HCA shall further be entitled to warrants equal to 5% of 11,320,953 shares issued or 566,048 shares at an exercise price of $7.9625.

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The, cash payment due HCA pursuant to this Agreement may be satisfied in three equal payments, The first cash payment shall be due immediately upon execution of this Agreement. The second cash payment shall be due within 15 days of execution of this Agreement. The third cash payment shall be due on January 1, 2001, Payments shall be made to the order of Magna Securities Corp.

The warrants shall be issued to the following individuals in the precise number of shares specified as follows:

Baruch Halpern and Shoshana Halpern                531,048 shares
John Horcher                                       35,000 shares

        3. In addition to the compensation payable hereunder, Auspex shall reimburse HCA, upon request by HCA from time to time, for all reasonable out-of-pocket expenses (including, without limitation, professional fees and disbursements, travel expenses, postage, copying and phone charges) incurred by HCA in connection with the services rendered by FICA pursuant to this Agreement.

        4. Auspex shall:

               (a) indemnify and hold HCA harmless against any and all losses, claims, damages or liabilities to which HCA may become subject arising out of or in connection with any of the services rendered by HCA pursuant to this Agreement, unless such losses, claims, damages or liabilities art finally judicially determined to have resulted directly from the gross negligence or willful misconduct of HCA; and

               (b) reimburse HCA immediately for any legal or other expenses reasonably incurred by HCA in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuits, investigations, claims or other proceedings arising in any manner out of or in connection with the rendering of services by HCA pursuant to this Agreement (including, without limitation, in connection with the enforcement of this Agreement and the indemnification obligations set forth herein).

        Auspex agrees that the indemnification and reimbursement commitments set forth in this paragraph 4 shall apply whether or not HCA is a formal party to any lawsuits, claims or other proceedings and that such commitments shall extend upon the terms set forth in this paragraph to any controlling person, affiliate, director, officer, employee or agent of HCA (each, with HCA, an "Indemnified Person"). Auspex further agrees that, without HCA's prior written consent, which consent shall not be unreasonably withheld, it will not enter into any settlement of a lawsuit, claim or other proceeding arising out of or in connection with the private placement unless such settlement includes an express and unconditional release from the party bringing the lawsuit, claim or other proceeding of all Indemnified Persons.

        Auspex further agrees that the Indemnified Persons are entitled to retain separate counsel of their selection in connection with any of the matters in respect of which indemnification, reimbursement or contribution may be sought under this Agreement, provided that, in connection

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with any one action or proceeding, HCA shall not be responsible for the fees and expenses of more than one separate law firm or individual attorney in any one jurisdiction for all Indemnified Persons.

        5. If Auspex shall at any time, or from time to time, file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to any of the common shares or other securities, if any, issued pursuant to the private placement, HCA shall be advised in writing thirty (30) days in advance of any such filing. FICA shall then have the right to include a part or all of its securities received pursuant to this Agreement in any such registration statement, unless the underwriter and President and Chief Executive Officer of Auspex certify in writing to HCA that the inclusion of HCA's securities would significantly adversely affect the marketing of the offer covered by that registration statement. Auspex will not be responsible for FICA's legal fees, underwriting commissions or other expenses related to the filing of a registration statement under the Securities Act,

        6. This Agreement constitutes the entire agreement between the parties and may not be amended or modified except in writing signed by each of the parties.

        7. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York. Auspex and HCA hereby consent to submit to the exclusive jurisdiction of the courts of the State of New York and to the United States District Courts located in the City of New York for any lawsuits, actions or other proceedings arising out of or in connection with this Agreement.

        8. Auspex further agrees that service of any process by mail to Auspex's address set forth above shall be effective service of process for any proceeding relating to this Agreement in the courts of the State of New York or the United States District Court located in the City of New York. Auspex shall promptly provide HCA with written notice of any change in address from the address set forth above.

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        If the foregoing terms and conditions correctly set forth Auspex's understanding of our agreement, please indicate such acceptance by signing and returning to me the enclosed copy of this letter.

Sincerely,

HALPERN CAPITAL ADVISORS



 /s/  Baruch Halpern
-----------------------------------
By: Baruch Halpern


CC: Denis Dunnigan (Auspex)
    Pew Simpson (Auspex)



Agreed:

AUSPEX SYSTEMS, INC,



 /s/ Gary J. Sbona
-----------------------------------
By:  Gary J. Sbona

Auspex Systems, Inc.